EXHIBIT 99.1

NEWS BULLETIN

  RE: NOBLE ROMAN'S, INC.

6612 E. 75th Street, Suite 450

Indianapolis, IN 46250

FOR ADDITIONAL INFORMATION, CONTACT:

For Media Information: Scott Mobley, President & CEO (smobley@nobleromans.com)

For Investor Relations: Paul Mobley, Executive Chairman (pmobley@nobleromans.com)

Mike Cole, Investor Relations: 949-444-1341 (mike.cole@armaadvisoryservices.com)

Noble Roman’s Engages Stephano Slack LLC as its Independent Auditor

(Indianapolis, Indiana) – October 20, 2025 - Noble Roman's, Inc. (OTCQB: NROM), the Indianapolis based franchisor and licensor of Noble Roman’s Pizza and Noble Roman’s Craft Pizza & Pub (“CPP”), today announced the engagement of Stephano Slack LLC as its new independent auditor for its consolidated financials statements for the year-ended December 31, 2025 and the quarterly reviews of its financial statements.  Located in the Philadelphia area but offices also in New Jersey and Delaware, Stephano Slack is a PCAOB-registered firm and has a well-established track record of excellence.  Among their wide-ranging services, they provide cost-effective audit services to public companies and middle-market businesses in a range of industries, making them a good fit to serve as the company’s independent auditor.

The statements contained in this press release concerning the company’s future revenues, profitability, financial resources, market demand and product development are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to the company that are based on the beliefs of the management of the company, as well as assumptions and estimates made by and information currently available to the company’s management.  The company’s actual results in the future may differ materially from those indicated by the forward-looking statements due to risks and uncertainties that exist in the company’s operations and business environment, including, but not limited to the continuing after-effects of the COVID-19 pandemic, the ability of franchisees to timely prepare their units for scheduled openings, the company’s ability to maintain adequate staff for new openings, competitive factors and pricing and cost pressures, non-renewal of franchise agreements or the openings contemplated by the development agreement not occurring, shifts in market demand, the success of franchise programs, including the Noble Roman’s Craft Pizza & Pub format,  the company’s ability to successfully remediate a material weakness in its controls over financial reporting on a timely basis, general economic conditions, changes in demand for the company’s products or franchises, the company’s ability to service its loans, the impact of franchise regulation, the success or failure of individual franchisees and inflation, other changes in prices or supplies of food ingredients and labor and, as well as the factors discussed under “Risk Factors” contained in this company’s Annual Report on Form 10-K for the year ended December 31, 2023.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended.   If activist stockholder activities ensue, the company’s business could be adversely impacted.